United States securities and exchange commission logo





              October 13, 2020

       Charles Wilson, Ph.D.
       President and Chief Executive Officer
       Cogent Biosciences, Inc.
       200 Cambridge Park Drive, Suite 3100
       Cambridge, Massachusetts 02140

                                                        Re: Cogent Biosciences,
Inc.
                                                            Proxy Statement on
Schedule 14A
                                                            Filed July 30, 2020
                                                            File No. 001-38443

       Dear Dr. Wilson:

              We have completed our review of your filing, as amended. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




              Sincerely,


              Division of Corporation Finance

              Office of Life Sciences
       cc:                                              Andrew H. Goodman, Esq.